Exhibit 10.1

[TRANSLATION ]

Ethyl benzene Transport Contract

Party A ( Client): Ningbo Keyuan Plastics Co., Ltd   Contract no KBY-20100205-002

Party B (Carrier): Zibo yancheng Logistics Co., Ltd           Sign at: Ningbo

Now the party B is entrusted by party A to transport the ethyl benzene and therefore signed the contract based on the principle of equality and mutual benefit for both parties to strictly execute it.

1 The transported products’ name, origin place, packing, transportation and quantity
Product name	Origin place	Packing	Transportation	Quantity
Ethyl benzene	--	Bulk	Tank lorry	150+10%

2 Start shipment time : February 7, 2012

3 Loading address: Guangzhou

   Point of Delivery: Ningbo Keyuan Plastics Co., Ltd

4 Quality: Based on the coast tank quality in the loading port, to ensure the quality of ethyl benzene, the carrier should use the special tank lorry for transportation, after loaded, the carrier should apply one time lead sealing on the entry opening and discharge opening, when the tank lorry arrived the appointed location by client, the client should inspect the sealing’s completeness, and check thoroughly if any abnormal situation before discharge.

5 Transportation method: The carrier uses the chemical special vehicle which complies with the national standard, in order to achieve the carrying quantities on the provision of the contract, and the carrier should inform the client two days ahead in case of any changes. The vehicle should be kept in neat condition and be available any time per client’s request.

6 Transport fees: RMB 500/ ton , settlement upon delivery

7 Products quantity: Based on Ningbo Keyuan’s weighing sheet, the reasonable tolerance is ≤ 2‰,if exceeded the 2‰,the party B should compensate for those which exceed 2‰ on the ex factory price on the condition that the lost incurred by the party B after both confirmation. Both parties shall keep the sample if quality dispute happens, and submit the sample to quality supervise department for inspection, and the inspection result is final for both parties to proceed, the fault party should take the responsibility if the inspection result is below the standard. If the party B doubt the weighbridge, the both parties can do weighing in third party’s weighingbridge which both parties all confirm, the result should be final.

8 The party B ‘s driver and supercargo should submit to the client’s regulation in the client’s factory area and the arrangement related to route and loading matters;and the client’s staff is not allowed to cause problem to party B’s driver without reasons and make any unreasonable delay.

9 Settle method: After completing the whole transportation, the carrier shall issue formal transportation invoice after both confirmation, and the client shall make payment according to the payment standard agreed in this contract within 10 days.

10 Liability for breach: The carrier should do the delivery based on client’s specified location and time, the client should make payment according to contract.

11 Miscellaneous clause: If both parties delay or fail to perform the contract due to disaster(typhoon, frog, earthquake etc), fire, war and violation, law, government regulation , code, limitation, both parties are all exempt from the liability, but need to inform each other on a timely manner.

12 The carrier will take the safety responsibility during the transportation, and compensate for lose due to traffic damages during the transportation,

13 For all pending matters, both parties shall settle with friendly negotiation on the condition of < Contract law of the People Republic of China >.

14 The contract is done in duplicate, the client and the carrier hold each copy. The contract will be effective since date of both signed and sealed, and be expired automatically after complete execution.

15 The fax version of contract is regard as the same effect with original contract.

16 The period of validity : From February 06, 2012 to April 2012.

The client: Ningbo Keyuan Plastics Co., Ltd	The carrier: Zibo yancheng Logistics Co., Ltd

Legal representative/Entrusted Agent:	Legal representative/Entrusted Agent

Bank of Deposit:	Bank of Deposit :

Account:	Account:

Address:	Address:

Corporate Tax:	Corporate Tax:

Tel:	Tel:

Raw Material Transport Contract (Waterway)

Contract No: KBY-20120620-024
Signing date: June 20, 2012
 Signed at: Qinshi Industrial park, Ningbo economical and development zone

Party A ( The client): Ningbo Keyuan Plastics, Co., Ltd
Party B (The carrier): Ningbo Xinhe Logistics Co., Ltd

According to < Contract law of the People Republic of China> and the applicable law and regulations related to the transportation industry, upon the equality, voluntary basis, and mutual benefit principle, party A and B hereby signed a contract regarding the pure benzene in water transportation after discussion.

1.	Products
Pure benzene. Quantity: 1000 tons

2.	Receiving and Delivery System

1.	Loading port shall subject to shore tanks actual transported oil quantity, the quality shall subject to the actual transported quality of depot listings.

2.	Discharging port shall be subject to shore tanks quantity, and the quality shall be same with the loading port’s index.

3.	Both ports shall take samples and sealing: shall subject to SGS if it is involved.

3.	Carrying Date and Time Limit

The carrying date for the products is June 26, 2012 (before/later one day), the party B shall make related arrangements before this date, and choose the reasonable route to ensure the timely delivery, if any carriage delay or failure due to party A’s fault, the party A shall compensate for corresponding lose; if it incurred by party B, it shall take the compensation, except for force majeure factors including but not limited the ship fault and weather.

4.	Time Limit, Origin Point, Arrival Point and Recipient

1.	Party B shall delivery to destination place immediately after completing loading and shall not stop in midway.

2.	Loading port: Zhanjiang

3.	Discharging port: Own port of Ningbo Keyuan Plastics Co., Ltd.

5.	Shipping and Transportation Requirement

1.	Shipping: Shipping pure benzene as requested by part A and the actual loading shall within the range of loading capacity.

2.	Party B shall promise that shipping accord with the safety requirement to transport pure benzene.

3.
It is party B’s responsibility to have all the required licenses which is true, valid and complete for ships to transport the pure benzene, and take care all the insurances for the ships( including civil liability insurance) during the contract period, and ensure the ships equipped with effective volume and gauge.

4.	If pure benzene was polluted and caused other lose due to party B’s fault , party B shall take the responsibility .

5.	Party B is not allowed to wash the cabin in the own port of Ningbo Keyuan Plastics Co., Ltd.

6.	Discharge and Period of Responsibility

1.
Party B’s period of responsibility begins from the pure benzene across over the board to the completion of discharge at arrival port, party B shall take all the damage responsibility during this period,

2.
After loading, the departure port or inspection authority will arrange the inspection measurement and submit written report to party B, which will be taken as basis for party B to discharge, the recipient must begin to discharge after no comments for the written report.

3.
When party A entrust third party(SGS) to do tank sampling, ship sampling and ship measuring, shore measuring, party B shall send staff to attend and confirm, which will be taken as basis for later inspection. If party B failed, it can be deemed as approval for the results.

4.
If party A’s products showed moisture content over standard and qualification change and leads damage due to the party B’s fault , party B shall compensate completely. The ship provided by party B shall be empty cabin both before loading and after discharging. And the sealing sample on the ship at loading port shall keep the same index as at the discharging ship.

5.	Party B shall inform the recipient before the pure benzene arrive at the destination and delivery completely, the delivery quantity shall be subject to party A’s inspection quantity of shore tank.

6.
When the both parties have disputes on the unloading quantity, on the provision of item 6 clause5, it shall deduct the transportation consumption (less than 3‰), party B shall make compensation for the shortage based on market price, and party A also is entitled to deduct from delivery fee.

7.	Party A shall cover the insurance for pure benzene under the contract and party B shall cover the vessel insurance.

7.	Incidental Expenses and Settlement

1.
Transport fees: RMB 201/ ton ( including RMB 18/ton for port lump sum and RMB 4/ton for price adjustment allowance, and RMB 5 / ton for port construction ),and the price can only be changed with both parties consent,

2.	Settlement quantity shall subject to the actual shipping quantity.

3.
The shipping fees shall be settled in the beginning of the next month , party B shall provide detailed lists and issue formal transportation invoice after confirmation of party A, and party A shall make payment within 10days after receiving invoice.

8.	Settlement for Dispute

All disputes arising from the performance of contract, should through friendly negotiation by both parties if no settlement can be reached, the case should be submitted to local court for arbitration.

9.	Contract Effectiveness and Other Matters

1.	The contract will be effective after signed, the valid period is from June 20, 2012 to September 19, 2012.

2.	The pending matter shall be handled on the provision of applicable laws and regulations.

3.	The contract is done in duplicate, party A and party B hold each copy.

4.	Any handwriting and correction in contract will be deem invalid, the fax of contract is regard as the same effect with original contract.

The client ( Party A):	The carrier( Party B):
Ningbo Keyuan Plastics Co., Ltd	Ningbo Xinhe Logistics Co., Ltd

Legal Representative (or authorized signer)	Legal Representative (or authorized signer)